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COUNTRY INVESTORS LIFE ASSURANCE COMPANY
1701 Towanda Avenue, PO Box 2000, Bloomington, Illinois 61702-2000

                                                 INCREMENTAL DEATH BENEFIT RIDER

Supplemental Agreement attached to and made part of this contract in consideration of the application.

1) BENEFIT: Under this contract, the Death Benefit prior to Annuitization will be the Death Benefit defined under the contract without regard to this Supplemental Benefit; plus, if applicable:

     a) the Accumulated Value, minus the sum of all premium payments less the sum of all partial withdrawals, both calculated as of the date of death of the Owner, multiplied by

     b) the Incremental Death Benefit Factor as defined on Page 1 (Contract Specifications) of this contract.

     Notwithstanding the foregoing, the incremental death benefit cannot exceed 50% of the sum of all premium payments less the sum of all partial withdrawals.

     In no event will this Supplemental Agreement decrease the Death Benefit payable under this contract.

2) ANNUAL DEDUCTIONS: The annual deduction for this Supplemental Agreement will be deducted on each Contract Anniversary. The current annual deduction rate will be determined by us. If we change the rate, we will change it for every contract in Your premium class. The current annual deduction rate as of the Contract Date is shown on Page 1 (Contract Specifications). It will never exceed 0.30% of the Accumulated Value.

3) NON-NATURAL OWNER: If any Owner of this contract is a non-natural person, the Annuitant will be considered an Owner for purposes of this Supplemental Agreement.

4) SPOUSAL BENEFICIARY: If the Beneficiary is the spouse of the Owner and, when permitted under this contract, that Beneficiary elects to continue this contract upon an Owner's death, no Death Benefit will be payable under this contract or this Supplemental Agreement at that time. In such case, no determination of the Death Benefit under this contract or this Supplemental Agreement will be made until the death of that Beneficiary.

5) TERMINATION: This Supplemental Agreement terminates on the earliest of the following:

     a) the death of the Owner before Annuitization, unless a Spousal Beneficiary, when permitted under this contract, has elected to continue this contract after the death of the Owner; in which case, the death of that spouse will end this Supplemental Agreement; or

     b)   a change of designation of Owner, unless We consent otherwise; or

     c)   Annuitization; or

     d)   termination of this contract.

     Coverage will terminate at 12:00 AM on the termination date.